Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Gerald T. Mulligan
President and CEO
978-725-7555
LSB Corporation Announces the Termination of Its Defined Benefit as Part of Its Redesign
of Employee Retirement Benefits
North Andover, MA, October 18, 2006: LSB Corporation (NASDAQ: LSBX) today announced that in connection with a redesign of its retirement program, its Board of Directors has approved the termination of its defined benefit employee pension plan effective on December 31, 2006.
After considerable review, the Company decided to undertake changes to its retirement benefits to allow for more portable benefits and to allow for stock ownership by all employees through employer sponsored retirement plans. The Company will enhance its 401(k) employer match and establish a new Employee Stock Ownership Plan (ESOP) to benefit all employees that meet certain age and minimum service requirements. The Company’s contributions to the 401(k) and ESOP will be based on participating employees’ covered compensation. The Company anticipates that its contributions will amount to approximately 7% of the participants’ total annual pay.
All assets of the defined benefit pension plan will be applied to the payment of the accrued benefit obligations and plan expenses in connection with the plan’s termination. It is anticipated that this process will take approximately six to nine months during which time the Bank will seek regulatory approvals for the change before any distributions can occur. No pension benefits accrued under the defined benefit plan as of the termination date will be reduced or forfeited in connection with the plan termination.
Gerald T. Mulligan, President and Chief Executive Officer, stated, “This action has been taken to provide a more meaningful retirement benefit to all of our employees and to provide each employee with more control over his or her own retirement resources. Lastly, in order to recognize the changing nature of our workforce, this change enables the retirement benefit to be more portable from employer to employer as the employee is able to control their funds.”
In connection with the termination of the defined benefit plan, the Company will freeze future pension benefits effective December 31, 2006. As a result of that cessation of future pension benefits, the Company will recognize a curtailment gain of $663,000 after-tax (or $0.14 per diluted share), due to the reversal of the accrued pension liability recorded on the financial statements. The Company does not expect that the future cost of the new 401(k) and ESOP retirement benefits will result in cost savings compared to its defined benefit plan expense in recent years. Rather, the Company expects that the costs will be more predictable in future periods as they will be tied to the overall salary expense of all participants.
LSB Corporation is a Massachusetts corporation that conducts all of its operations through its subsidiary, River Bank (the “Bank”), formerly known as Lawrence Savings Bank, a Massachusetts-chartered savings bank organized in 1868. The Bank offers a range of commercial and consumer loan and deposit products and is headquartered at 30 Massachusetts Avenue, North Andover, Massachusetts, approximately 25 miles north of Boston. River Bank operates 5 full service banking offices in Massachusetts in Andover, Lawrence, Methuen (2) and North Andover and 1 full service banking office in Salem, New Hampshire.
The reader is cautioned that this press release may contain certain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are expressions of management’s expectations as of the date of this press release regarding future events or trends and which do not relate to historical matters. Such expectations may or may not be realized, depending on a number of variable factors, including but not limited to, changes in interest rates, general economic conditions, regulatory considerations and competition. For more information about these factors, please see our recent Annual Report on Form 10-K on file with the SEC, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” As a result of such risk factors and uncertainties, the Company’s actual results may differ materially from such forward-looking statements. The Company does not undertake and specifically disclaims any obligation to publicly release updates or revisions to any such forward-looking statements as a result of new information, future events or otherwise.